Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

This First Amendment to Asset Purchase and Sale Agreement (this “Amendment”) is entered into as of June 9, 2015, by and between SWAN EXPLORATION LLC, a Colorado limited liability company (“Seller”), and LILIS ENERGY, INC., a Nevada corporation (“Purchaser”). Seller and Purchaser are sometimes collectively referred to in this Agreement as the “Parties,” or individually as a “Party.”

RECITALS

A.           Seller and Purchaser previously entered into an Asset Purchase and Sale Agreement dated April 30, 2015 (the “Agreement”), for the purchase and sale of certain Properties and Assets located in Weld County, Colorado. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

B.            Due to circumstances arising during the diligence process, the Parties desire to amend the Agreement to provide for certain Interest Additions, and to extend certain deadlines in the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and the payments, conveyances and assignments provided for herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Exhibit A (Properties and Hydrocarbon Interests), Exhibit B (Wells), Exhibit C (Form of General Assignment), and Exhibit D (Remaining Properties) to the Agreement are hereby deleted in their entirety and replaced with Exhibit A, Exhibit B, Exhibit C, and Exhibit D attached hereto, respectively.

2.            Schedule 6.2.13 (AFEs and Capital Commitments) and Schedule 6.2.16 (Material Contracts) to the Agreement are hereby deleted in their entirety and replaced with Schedule 6.2.13 and Schedule 6.2.16 attached hereto, respectively.

3.            A new Section 2.3 is hereby added to the Agreement, reading as follows:

“2.3      Carried Interest. At the Closing, Seller shall reserve an 8.00% working interest in the S/2 of Section 36-T1N-R66W, Weld County, Colorado, which shall be a working interest carried through completion of each oil and gas well which may be drilled on any drilling and spacing unit which includes any portion of such lands.”

4.           The first sentence of Section 3.3 to the Agreement is hereby amended to provide that the Due Diligence Period is extended through 5:00 o’clock p.m. Mountain Time on June 12, 2015. In addition, a new sentence is hereby added at the end of Section 3.3, reading as follows:

“Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deliver a Title Defect Notice as to any of the Interest Additions Properties set forth on Exhibit A and Exhibit B at any time until the date that is five (5) days after Seller delivers the Post-Closing Adjustment Statement to Purchaser; and, in the event such a Title Defect Notice is delivered the provisions of Article 3 shall apply to the resolution of any such Title Defects.”

5.            A new sentence is hereby added at the end of Section 3.7, reading as follows:

“The Parties hereby acknowledge and agree that the Properties set forth on Exhibit A and Exhibit B under the heading “Interest Additions” shall constitute approved Interest Additions within the meaning of this Section 3.7, and shall have the Interest Addition Values/Allocated Values therefor as set forth on Exhibit B.”

6.            A new sentence is hereby added at the end of Section 5.2.3, reading as follows:

“Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to access and conduct environmental assessments of any of the Interest Additions Properties set forth on Exhibit A and Exhibit B at any time until the date that is five (5) days after Seller delivered the Post-Closing Adjustment Statement to Purchaser; and, Purchaser may deliver an Environmental Defect Notice as to any of the Interest Additions Properties set forth on Exhibit A and Exhibit B at any time until the date that is five (5) days after Seller delivered the Post-Closing Adjustment Statement to Purchaser; and, in the event such an Environmental Defect Notice is delivered the provisions of Article 5 shall apply to the resolution of any such Environmental Defects.”

7.            Section 12.1 is hereby deleted in its entirety, and replaced with the following:

“12.1      Time and Place of the Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., Mountain Time, on June 19, 2015 (such date, or any subsequent date agreed to by the Parties pursuant to Section 12.2, the “Closing Date”). The Closing shall take place at the offices of Seller in Greenwood Village, Colorado, or such other place as the Parties may agree upon.”

8.            The last clause of the penultimate sentence of Section 12.3 to the Agreement is hereby deleted in its entirety and replaced with the following:

“… provided, however, that Purchaser shall hold back from the payment to Seller at Closing an amount equal to the Allocated Value of the Interest Additions for which Purchaser has not approved title and environmental conditions prior to Closing (the Holdback Amount).”

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9.             Except as amended by this Amendment, the Parties each hereby ratify each of the remaining terms and provisions of the Agreement.

10.           This Amendment may be executed in counterparts and delivered via facsimile or by other electronic delivery, each of which will be an original and all of which together shall constitute one and the same instrument.

[Signatures Appear On Following Page]

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IN WITNESS WHEREOF, this First Amendment to Asset Purchase and Sale Agreement has been signed by each of the Parties as of the date first written above.

SELLER:	SWAN EXPLORATION LLC,
a Colorado limited liability company

	By:	/s/ Alex A. Gury
Alex A Gury, President

PURCHASER:	LILIS ENERGY, INC.,
a Nevada corporation

	By:	/s/ Abraham Mirman
Abraham Mirman, Chief Executive Officer

First Amendment to Asset Purchase and Sale Agreement – Signature Page

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Exhibits and Schedules

Exhibit A	Properties and Hydrocarbon Interests
Exhibit B	Wells and Allocated Values
Exhibit C	Form of General Assignment
Exhibit D	Remaining Properties

Schedule 6.2.13	AFEs and Capital Commitments
Schedule 6.2.16	Material Contracts

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